NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (“Agreement”) is entered into as of this _____ day of _________, 2017, by and among Hostess Brands, LLC (“HB”) and _____________________ (“Employee”) (collectively the “Parties”).

WHEREAS, Employee is employed by HB under separate arrangements which form no part of this Agreement and HB is not obligated by this Agreement to continue Employee’s employment for any particular time period, or render any specific terms or conditions;

WHEREAS, during the course of employment, Employee will (i) learn confidential information regarding HB customers, (ii) establish, maintain and improve knowledge of or relationships or goodwill with HB customers, and/or (iii) learn HB trade secrets or confidential information;

WHEREAS, HB and Employee desire to enter into this Agreement for the purpose of protecting HB’s trade secrets, confidential information, customer, distributor and employee goodwill, and customer, distributor and employee relations; and

WHEREAS, THE EMPLOYEE HAS REVIEWED THE MATTERS RECITED IN THE PARAGRAPHS ABOVE AND CONFIRMS THAT S/HE AGREES WITH THOSE RECITALS.

NOW, THEREFORE, in consideration of the foregoing recitals, the promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:

1.
Covenant Not to Compete. During Employee’s employment with HB and continuing for a period of six (6) months after the termination of the employment relationship by either party, with or without cause, including voluntary termination, Employee will not directly or indirectly, as an employee, agent, partner, consultant, representative, contractor or in any other capacity, work for a competitor of HB in the in-store bakery or sweet baked goods business. This restriction is limited to the United States.

2.
Covenant Not to Solicit. During Employee’s employment with HB and continuing for a period of six (6) months after the termination of the employment relationship by either party, with or without cause, including voluntary termination, Employee will not, directly or indirectly, (a) as an employee, agent, partner, consultant, representative, contractor or in any other capacity, solicit, call on, divert, negotiate with or communicate with any customer or distributor of HB with whom Employee had contact during the final one (1) year period of Employee’s employment with HB for the purpose of providing or selling competitive products or services to those of HB or diverting or inducing the diversion of business from HB and (b) engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with any person who is an employee of HB; provided, however, that this provision shall not restrict Employee from offering employment to or otherwise engaging any current or former employee of HB who responds to a general advertisement. The term “contact” as used above, shall mean any customer or distributor: (i) with which Employee had dealings; or (ii) for which Employee had responsibility for engaging, supervising, overseeing or conducting HB’s relationship.

3.
Consideration and Severance. In exchange for the promises and covenants set forth herein, Employee will receive a one-time discretionary wage increase. In the event Employee later receives severance payment pursuant to HB’s severance policy, Employee shall be bound by the terms of the severance policy, including but not limited to the restrictive covenants contained therein, which would supersede the restrictive covenants contained in this Agreement.

4.
Assignment. HB may assign its rights under the Agreement to any successor. This Agreement and the respective rights, duties, and obligations of the Employee hereunder may not be assigned or delegated by Employee. Any attempted assignment by Employee shall be null and void.

5.
Entire Agreement. Subject to Paragraph 3 above, this Agreement constitutes the entire agreement and understanding between HB and Employee concerning the restrictive covenants contained herein. This Agreement may only be modified by a writing signed by the parties.

6.	Waiver. The waiver by any party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

7.
Severability and Modification. The provisions of this Agreement are severable, it being the intention of the parties that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect to the fullest extent permitted by law as if such invalid or unenforceable provision were omitted. In the event of a finding of partial invalidity or unenforceability, the parties agree that a court may modify such provision to the minimum extent necessary to avoid such invalidity or unenforceability, provided such modification does not alter the purpose or intent of such provision.

8.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri.

9.	Headings. Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.

10.
Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Hostess Brands, LLC

By:                            Date:

    Date:
Employee

DB1/ 92410051.1

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